Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

International Stem Cell Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	22,300,000(2)	$0.0649(4)	$1,447,270	$147.60 per $1,000,000	$213.62
Total Offering Amounts					$1,447,270		$213.62
Total Fee Offsets							–
Net Fee Due							$213.62

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (the “Common Stock”) that become issuable under the 2010 Equity Participation Plan (the “2010 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents 22,300,000 shares of Common Stock available for future issuance under the 2010 Plan.
(3)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the OTC QB on March 26, 2024.